Exhibit 99.1
McKESSON REPORTS FISCAL 2008 FIRST-QUARTER RESULTS

•	Revenues of $24.5 billion, up 5% from the prior year.
•	Earnings per diluted share of 77 cents, up 28%.
•	Cash flow from operations of $432 million.
•	Fiscal 2008 Outlook affirmed: earnings per diluted share of $3.15 to $3.30.
SAN FRANCISCO, July 26, 2007 — McKesson Corporation (NYSE: MCK) today reported that revenues for the first fiscal quarter ended June 30, 2007, were $24.5 billion compared to $23.3 billion a year ago. First-quarter earnings per diluted share was 77 cents compared to 60 cents per diluted share a year ago.
     “McKesson is off to another solid start for Fiscal 2008, continuing our positive momentum of the prior two years, with an especially strong performance in our Technology Solutions segment,” said John H. Hammergren, chairman and chief executive officer. “In our Distribution Solutions segment, our U.S. pharmaceutical distribution business grew solidly and achieved operating margin expansion. In Technology Solutions, revenues and operating profit were both up strongly due to continued progress across our healthcare information solutions business, including the first full quarter of contribution from our acquisition of Per-Se Technologies, Inc., and the timing of revenue recognition in our expanding disease management business.”
     “Across McKesson, we continue to focus on growing operating profit by leveraging our revenue growth through a combination of operating efficiencies, acquisitions, increased sales of value-adding products and services to our customers and capital deployed for share repurchases.”

     For the quarter, McKesson had cash flow from operations of $432 million. The company continues to execute a balanced capital deployment strategy designed to create additional shareholder value. During the first quarter, McKesson repurchased $257 million of common stock, leaving $743 million remaining on its current $1 billion share repurchase authorization.
     “Based on our positive momentum, we are affirming our previous outlook that McKesson expects to earn between $3.15 and $3.30 per diluted share for the fiscal year ending March 31, 2008,” Hammergren concluded.
Segment Results
     Distribution Solutions revenues were up 4% for the quarter. U.S. Healthcare direct distribution revenues grew 6% for the quarter despite the mid-May 2006 termination of a customer contract with annual sales of approximately $3.3 billion. Warehouse sales increased 2% in the quarter.
     Canadian revenues increased 1% for the quarter, including a favorable currency impact of 2%, and medical-surgical distribution revenues were up 3% for the quarter. Both of these businesses had one less week of sales in this year’s first quarter.
     Distribution Solutions gross profit of $822 million was up 7% from $770 million in the first quarter a year ago. The increase in gross profit for the quarter was due to an improved mix of higher-margin products and services, including sales of OneStop generics, which were up 34% in the quarter; the impact of our agreements with branded pharmaceutical manufacturers; and two anti-trust settlements totaling $14 million. The first quarter a year ago included a LIFO credit of $10 million.
     Distribution Solutions operating profit was up 9% in the quarter. Positive results in our U.S. pharmaceutical distribution business more than offset weaker operating results in retail pharmacy systems and automation and medical-surgical distribution. Operating margin rate for the quarter was 1.43% compared to 1.37% a year ago.

     In Technology Solutions, revenues were up 49% for the quarter, reflecting the impact of Per-Se revenues, growth in payor revenues, including recognition of $21 million of previously deferred revenue for a disease management contract, and continued growth in sales and implementations of software and imaging solutions for hospitals, clinics and physician offices. Services revenues were up 67% and software and software systems revenues were up 16%.
     Technology Solutions operating expenses were up 34% for the quarter, reflecting the integration of Per-Se functions and continued investment in new product development.
     Technology Solutions operating profit in the quarter was $100 million, up 178% from $36 million a year ago, driven in part by the impact of the Per-Se acquisition and the $21 million of disease management revenues recognized under a contract, for which related expenses were previously recognized as incurred. Operating margin rate was 13.70% for the quarter compared to 7.33% a year ago.
First-Quarter Corporate and Financial Highlights
     The quarter included the following additional major highlights:
•	Since introducing an enhanced Health Mart® program a year ago at our annual Trade Show for independent pharmacy customers, our franchise count increased from 350 stores to almost 1,600 stores. This year’s Trade Show featured a new offering designed to increase front-end product sales developed through a unique partnership between McKesson and Procter & Gamble.
•	McKesson and JPMorgan Chase formed a strategic relationship to offer an integrated set of electronic healthcare claim and payment processing solutions, beginning with the submission of the healthcare claim to the insurer, payment and detailed remittance back to the provider and an electronic statement to the patient. In addition, the relationship will support the management of payment, claim and enrollment content, and develop a single portal that can be accessed online by all key constituents along the revenue cycle, simplifying access to key data that is highly fragmented today.

•	McKesson announced an agreement to acquire Awarix, Inc., and its enterprise patient care visibility system that provides color-coded, at-a-glance views of the hospital’s floor plan mounted throughout the facility. The system identifies and helps to eliminate the bottlenecks that delay treatment and extend patient stays, thereby driving a high-quality, efficient experience for each patient while providing real-time feedback to the care team for better management of capacity and patient throughput.
•	In the KLAS Mid-Year Top 20 Report issued by KLAS Enterprises, LLC, McKesson had 19 products ranked in the Top Three in 24 categories, including nine products named as Category Leaders, up from 16 products in the Top Three a year ago.
•	Operating profit a year ago included a $21 million charge in Distribution Solutions associated with McKesson’s investment in Parata Systems, $15 million of which was in gross profit and $6 million of which was in operating expense, and a $5 million restructuring expense in Technology Solutions.
•	First-quarter results included $19 million in pre-tax share-based compensation expense associated with the implementation of FAS 123R, or 4 cents per diluted share. A year ago, this pre-tax expense totaled $8 million, or approximately 2 cents per diluted share.
•	Results from discontinued operations in the first quarter totaled an after-tax charge of $1 million, associated with the September 2006 sale of our acute care medical-surgical business.

Risk Factors
     Except for historical information contained in this press release, matters discussed may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. These statements may be identified by their use of forward-looking terminology such as “believes”, “expects”, “anticipates”, “may”, “should”, “seeks”, “approximately”, “intends”, “plans”, “estimates” or the negative of these words or other comparable terminology. The discussion of financial trends, strategy, plans or intentions may also include forward-looking statements. It is not possible to predict or identify all such risks and uncertainties; however, the most significant of these risks and uncertainties are described in the company’s Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission and include, but are not limited to: adverse resolution of pending securities litigation regarding the 1999 restatement of our historical financial statements; the changing U.S. healthcare environment, including changes in government regulations and the impact of potential future mandated benefits; competition; changes in private and governmental reimbursement or in the delivery systems for healthcare products and services; governmental and manufacturers’ efforts to regulate or control the pharmaceutical supply chain; changes in government regulations relating to patient confidentiality standards; changes in pharmaceutical and medical-surgical manufacturers’ pricing, selling, inventory, distribution or supply policies or practices; changes in the availability or pricing of branded and generic drugs; changes in customer mix; substantial defaults in payment or a material reduction in purchases by large customers; challenges in integrating and implementing the company’s internally used or externally sold software and software systems, or the slowing or deferral of demand or extension of the sales cycle for external software products; continued access to third-party licenses for software and the patent positions of the company’s proprietary software; the company’s ability to meet performance requirements in its disease management programs; the adequacy of insurance to cover liability or loss claims; changes in circumstances that could impair our goodwill or intangible assets; new or revised tax legislation; foreign currency fluctuations or disruptions to foreign operations; the company’s ability to successfully identify, consummate and integrate strategic acquisitions; changes in generally accepted accounting principles (GAAP); and general economic conditions. The reader should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The company assumes no obligation to update or revise any such statements, whether as a result of new information or otherwise.
     A Webcast of the company’s regular conference call to review financial results with the financial community is available through McKesson’s website, www.mckesson.com, live at 5 PM ET today and on replay afterwards. Shareholders are encouraged to review SEC filings and more information about McKesson, which are located on the company’s website.
About McKesson
     McKesson Corporation (NYSE: MCK) is a Fortune 18 healthcare services and information technology company dedicated to helping its customers deliver high-quality healthcare by reducing costs, streamlining processes and improving the quality and safety of patient care. McKesson is the longest-operating company in healthcare today, and will mark 175 years of continuous operations in 2008. Over the course of our rich history, McKesson has grown by providing pharmaceutical and medical-surgical supply management across the spectrum of care; healthcare information technology for hospitals, physicians, homecare and payors; hospital and retail pharmacy automation; and services for manufacturers and payors designed to improve outcomes for patients. For more information, visit us at www.mckesson.com.
     CONTACT:
     Larry Kurtz, 415-983-8418
     (Investors and Financial Press)
     larry.kurtz@mckesson.com
     Kate Rohrbach 415-983-9023
     (Business and Trade Media)
     kate.rohrbach@mckesson.com

Schedule I
McKESSON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in millions except per share amounts)

	Quarter Ended June 30,
	FY08	FY07	Chg.

Revenues	$24,528	$23,315	5%

Cost of sales	23,351	22,319	5

Gross profit	1,177	996	18

Operating expenses	821	724	13

Operating income	356	272	31

Interest expense	(36)	(22)	64
Other income, net	37	35	6

Income from continuing operations before income taxes	357	285	25

Income taxes	(121)	(101)	20

Income from continuing operations	236	184	28

Discontinued operations, net	(1)	—	—

Net income	$235	$184	28

Earnings per common share
Diluted	$0.77	$0.60	28%
Basic	$0.79	$0.61	30%

Shares on which earnings per common share were based
Diluted	304	309	(2)%
Basic	297	302	(2)%

Schedule II
McKESSON CORPORATION
CONDENSED CONSOLIDATED INCOME INFORMATION BY BUSINESS SEGMENT
(unaudited)
(in millions except per share amounts)

	Quarter Ended June 30,
	FY08	FY07	Chg.
REVENUES
Distribution Solutions
U.S. Healthcare direct distribution & services	$14,198	$13,403	6%
U.S. Healthcare sales to customers’ warehouses	7,242	7,094	2

Subtotal	21,440	20,497	5
Canada distribution & services	1,764	1,750	1
Medical-Surgical distribution and services	594	577	3

Total Distribution Solutions	23,798	22,824	4

Technology Solutions
Services	553	331	67
Software & software systems	138	119	16
Hardware	39	41	(5)

Total Technology Solutions	730	491	49

Revenues	$24,528	$23,315	5

GROSS PROFIT
Distribution Solutions	$822	$770	7
Technology Solutions	355	226	57

Gross profit	$1,177	$996	18

OPERATING EXPENSES
Distribution Solutions	$496	$470	6
Technology Solutions	257	192	34
Corporate	68	62	10

Operating expenses	$821	$724	13

OTHER INCOME, NET
Distribution Solutions	$14	$13	8
Technology Solutions	2	2	—
Corporate	21	20	5

Other income, net	$37	$35	6

OPERATING PROFIT
Distribution Solutions	$340	$313	9
Technology Solutions	100	36	178

Operating profit	440	349	26
Corporate	(47)	(42)	12

Income from continuing operations before interest expense and income taxes	$393	$307	28

STATISTICS
Operating profit as a % of revenues
Distribution Solutions	1.43%	1.37%	6	bp
Technology Solutions	13.70%	7.33%	637

Return on Stockholders’ Equity (1)	15.7%	13.0%	270

(1)	Ratio is computed as the sum of net income for the last four quarters, divided by the average of stockholders’ equity for the last five quarters.

Schedule III
McKESSON CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in millions)

	June 30,	March 31,
	2007	2007

ASSETS
Current Assets
Cash and cash equivalents	$2,203	$1,954
Restricted cash	967	984
Receivables, net	6,790	6,566
Inventories	8,000	8,153
Prepaid expenses and other	197	199

Total	18,157	17,856
Property, Plant and Equipment, net	691	684
Capitalized Software Held for Sale	183	166
Goodwill	2,999	2,975
Other Intangibles	599	613
Other Assets	1,683	1,649

Total Assets	$24,312	$23,943

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Drafts and accounts payable	$11,027	$10,873
Deferred revenue	1,006	1,027
Current portion of long-term debt	152	155
Securities Litigation	983	983
Other	1,691	2,088

Total	14,859	15,126
Other Noncurrent Liabilities	1,216	741
Long-Term Debt	1,798	1,803
Stockholders’ Equity	6,439	6,273

Total Liabilities and Stockholders’ Equity	$24,312	$23,943

Schedule IV
McKESSON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in millions)

	June 30,	June 30,
	2007	2006
OPERATING ACTIVITIES
Net income	$235	$184
Adjustments to reconcile to net cash provided by operating activities:
Depreciation and amortization	89	69
Deferred taxes	(104)	58
Other non-cash items	(18)	2
Changes in operating assets and liabilities, net of business acquisitions:
Receivables	(189)	152
Inventories	196	(424)
Drafts and accounts payable	102	317
Deferred revenue	(37)	25
Taxes	238	40
Securities Litigation settlement payments	—	(6)
Other	(80)	(120)

Net cash provided by operating activities	432	297

INVESTING ACTIVITIES
Property acquisitions	(35)	(25)
Capitalized software expenditures	(41)	(48)
Acquisitions of businesses, less cash and cash equivalents acquired	(22)	(91)
Other	8	(47)

Net cash used in investing activities	(90)	(211)

FINANCING ACTIVITIES
Repayment of debt	(8)	(3)
Capital stock transactions:
Issuances	149	60
Share repurchases	(267)	(283)
ESOP notes and guarantees	8	3
Dividends paid	(18)	(18)
Other	43	16

Net cash used in financing activities	(93)	(225)

Net increase (decrease) in cash and cash equivalents	249	(139)
Cash and cash equivalents at beginning of period	1,954	2,139

Cash and cash equivalents at end of period	$2,203	$2,000